Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated January 27, 2010, with respect to the consolidated financial statements of Motorsports Authentics, LLC for the years ended November 30, 2009 and 2008, and for each of the three years in the period ended November 30, 2009, which are included in the Annual Report of International Speedway Corporation on Form 10-K for the year ended November 30, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statement of International Speedway Corporation on Form S-8 (File No. 333-65868, effective July 26, 2001).

/s/ Grant Thornton LLP

Charlotte, North Carolina
January 27, 2010